EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Ceres, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-179739 and 333-191379) of Ceres, Inc. of our report dated November 25, 2013, with respect to the consolidated balance sheets of Ceres, Inc. as of August 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended August 31, 2013, which report appears in the August 31, 2013 annual report on Form 10-K of Ceres, Inc.

/s/ KPMG LLP

Los Angeles, California
November 25, 2013